Exhibit 99.1

Tesoro Logistics LP Reports Second Quarter 2013 Results

SAN ANTONIO - August 5, 2013 - Tesoro Logistics LP (NYSE: TLLP) (“TLLP” or the “Partnership”) reported second quarter 2013 net income of $19.2 million, or $0.38 per diluted common limited partner unit on July 29, 2013.

Distributable cash flow for the second quarter was $24.9 million. On July 18, 2013, the Partnership announced its quarterly cash distribution of $26.1 million, or $0.51 per limited partnership unit, or $2.04 on an annualized basis. This distribution represents a four percent increase over the quarterly distribution of $0.49 per unit ($1.96 per unit on an annualized basis) paid in May 2013 and a twenty-four percent increase over the second quarter 2012 distribution paid in August 2012.

“During the second quarter, we continued to make significant progress in delivering on our strategic growth plan as we completed the acquisitions of two large-scale storage and refined product distribution systems” said Greg Goff, TLLP’s Chairman and Chief Executive Officer. “As we move into the second half of the year, we anticipate strong EBITDA growth as we fully integrate our recently acquired assets and execute our organic growth plans to expand our Bakken crude oil gathering business.”

Second Quarter 2013 Highlights

On June 1, 2013, TLLP closed the acquisition of the first portion of logistics assets associated with purchase of BP’s Southern California Refining and Marketing business (“Carson”) by Tesoro Corporation’s subsidiary, Tesoro Refining & Marketing Company LLC, for total consideration of $640 million. The acquisition price of $640 million included cash of $544 million and TLLP equity valued at approximately $96 million. The cash consideration was financed with borrowings from the Partnership’s revolving credit facility.

On June 19, 2013, TLLP closed the acquisition of the Northwest Product Pipeline and Terminal System (“Northwest Products System”) for approximately $355 million from Chevron Pipe Line Company and Northwest Terminalling Company. The Partnership utilized a portion of the net proceeds from the $392 million equity offering in January 2013 to fund the acquisition of the Northwest Products System

On August 1, 2013, TLLP issued $550 million 6.125% Senior Notes due 2021. Proceeds from the offering were used to repay the amounts outstanding under the Partnership’s revolving credit facility and a portion of the transaction costs associated with the offering.

Revenues for the second quarter totaled $59.9 million which were up $8.3 million from the prior quarter. The increase in revenue was primarily driven by the addition of the acquired assets, which was partially offset by lower contributions from the Crude Oil Gathering and Terminalling, Transportation and Storage segments as refinery maintenance activities adversely impacted throughput volumes on the legacy assets within those businesses.

Operating and maintenance expenses for the second quarter were $21.7 million, up $4.6 million from the first quarter due primarily to the addition of the acquired assets.

General and administrative expenses for the second quarter include $1.8 million of transaction costs related to the acquisitions of the Carson logistics assets and the Northwest Products System.

The resulting EBITDA for the second quarter was $31.6 million, or $33.4 million excluding transaction costs of $1.8 million, versus first quarter EBITDA of $30.5 million excluding transaction costs of $2.2 million. For the second quarter, the Carson logistics assets and the Northwest Products System contributed $5.4 million of EBITDA before transaction costs.

“Looking beyond 2013, we expect the combination of Tesoro's strong sponsorship and the growing demand for logistics infrastructure in our operating regions will present significant investment opportunities, positioning TLLP to continue delivering exceptional, long-term distribution growth”, said Goff.

Twitter Announcement
Tesoro Logistics LP today announced that the Company intends to utilize Twitter, in conjunction with other Regulation FD-compliant disclosure vehicles, such as press releases, 8-Ks and its investor relations web site, as part of a broader investor and stakeholder communication strategy. The new Twitter page can be found at http://twitter.com/TesoroLogistics.

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CDT on August 6, 2013, TLLP will broadcast, live, its conference call with analysts regarding second quarter 2013 and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tesorologistics.com.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning expected cash distribution growth as a result of the acquisitions of the Carson logistics assets and the Northwest Products System and the contributions of the capital expansion (“organic”) plan; logistics infrastructure demand growth; future investment opportunities; and the delivery of long-term distribution growth. For more information concerning factors that could affect these statements see our annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Chris Castro, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Results of Operations (Unaudited)

Factors Affecting Comparability

The financial information contained herein of Tesoro Logistics LP (“TLLP” or the “Partnership”) for the three and six months ended June 30, 2012 has been retrospectively adjusted to include the historical results of the Martinez crude oil marine terminal assets (collectively, the “Martinez Crude Oil Marine Terminal”), the Long Beach marine terminal assets and related short-haul pipelines, including the Los Angeles short-haul pipelines (collectively, the “Long Beach Assets”) and the Anacortes rail car unloading facility assets (collectively, the “Anacortes Rail Facility”) prior to their acquisitions. We refer to the historical results of the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility prior to the acquisition dates collectively as our “Predecessors.” The financial information has not been adjusted to include the historical results of the six marketing and storage terminals located in Southern California and certain assets and properties related thereto (the “Carson Terminal Assets”) since they were not operated by Tesoro prior to the acquisition of the Carson Terminal Assets by TLLP on June 1, 2013. The results of these acquisitions are included in the Terminalling, Transportation and Storage segment.

Our Predecessors generally recognized only the costs and did not record revenue associated for transactions with Tesoro in the Terminalling, Transportation and Storage segment prior to the acquisitions. Accordingly, the revenues in our Predecessors’ historical combined financial statements relate only to amounts received from third parties for these services. Affiliate revenues have been recorded for all of our assets in the Terminalling, Transportation and Storage segment subsequent to the commencement of the commercial agreements with Tesoro upon completion of the acquisitions from Tesoro.  As a result, the information included in the following tables is not comparable on a year-over-year basis.

TESORO LOGISTICS LP
RESULTS OF OPERATIONS
(Unaudited)
(In thousands, except units and per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES		(includes Predecessors)		(includes Predecessors)
Crude Oil Gathering	$20,945	$16,073	$42,636	$30,175
Terminalling, Transportation and Storage (a)	38,930	20,812	68,861	34,973
Total Revenues	59,875	36,885	111,497	65,148
COSTS AND EXPENSES
Operating and maintenance expenses	21,659	14,009	38,724	27,095
Depreciation and amortization expenses	6,338	2,879	10,419	5,690
General and administrative expenses (a) (b)	6,604	3,732	12,657	7,307
Loss on asset disposals	—	—	164	236
Total Costs and Expenses	34,601	20,620	61,964	40,328
OPERATING INCOME	25,274	16,265	49,533	24,820
Interest and financing costs, net (c)	(6,571)	(1,039)	(12,175)	(1,550)
Interest income	470	—	493	—
NET INCOME	19,173	15,226	37,851	23,270
Loss (income) attributable to Predecessors	—	(2,141)	—	1,371
Net income attributable to partners	19,173	13,085	37,851	24,641
General partner’s interest in net income, including incentive distribution rights	(1,978)	(364)	(3,514)	(594)
Limited partners’ interest in net income	$17,195	$12,721	$34,337	$24,047

Net income per limited partner unit (d):
Common - basic and diluted	$0.38	$0.41	$0.77	$0.79
Subordinated - basic and diluted	$0.36	$0.41	$0.73	$0.78

Weighted average limited partner units outstanding:
Common units - basic	30,752,989	15,464,686	29,812,337	15,359,788
Common units - diluted	30,863,138	15,489,008	29,903,780	15,393,016
Subordinated units - basic and diluted	15,254,890	15,254,890	15,254,890	15,254,890

Cash distributions per unit	$0.51	$0.41	$1.00	$0.7875

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Reconciliation of EBITDA and Distributable Cash Flow to Net Income:		(includes Predecessors)		(includes Predecessors)
Net income	$19,173	$15,226	$37,851	$23,270
Depreciation and amortization expenses	6,338	2,879	10,419	5,690
Interest and financing costs, net	6,571	1,039	12,175	1,550
Interest income	(470)	—	(493)	—
EBITDA (e)	$31,612	$19,144	$59,952	$30,510
Maintenance capital expenditures (f)	(4,246)	(1,690)	(6,142)	(2,754)
Interest and financing costs, net	(6,571)	(1,039)	(12,175)	(1,550)
Reimbursement for maintenance capital expenditures (f)	2,404	532	3,587	532
Non-cash unit-based compensation expense	488	334	918	712
Loss on asset disposals	—	—	164	236
Change in deferred revenue related to shortfall payments	585	267	484	267
Change in other deferred revenue	161	—	644	—
Interest income	470	—	493	—
Distributable Cash Flow (e) (g)	$24,903	$17,548	$47,925	$27,953

Reconciliation of EBITDA to Net Cash from Operating Activities:
Net cash from operating activities	$15,541	$17,280	$45,246	$31,861
Changes in assets and liabilities	10,868	1,384	4,944	(1,569)
Amortization of debt issuance costs	(406)	(225)	(822)	(384)
Unit-based compensation expense	(492)	(334)	(934)	(712)
Loss on asset disposals	—	—	(164)	(236)
Interest income	(470)	—	(493)	—
Interest and financing costs, net	6,571	1,039	12,175	1,550
EBITDA (e)	$31,612	$19,144	$59,952	$30,510

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In thousands, except barrel and per barrel amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
OPERATING SEGMENTS		(includes Predecessors)		(includes Predecessors)
CRUDE OIL GATHERING
Pipeline:
Pipeline revenues	$9,048	$7,217	$18,489	$14,629
Pipeline throughput (barrels per day (“bpd”)) (h) (i)	80,543	59,960	81,445	59,852
Average pipeline revenue per barrel (j)	$1.23	$1.32	$1.25	$1.34
Trucking:
Trucking revenues	$11,897	$8,856	$24,147	$15,546
Trucking volume (bpd) (i)	42,084	35,336	43,497	30,350
Average trucking revenue per barrel (j)	$3.11	$2.75	$3.07	$2.81
Total Revenues	20,945	16,073	42,636	30,175
Costs and Expenses:
Operating and maintenance expenses	11,467	8,838	22,431	15,682
Depreciation and amortization expenses	1,029	783	2,035	1,566
General and administrative expenses	761	607	1,455	1,318
Total Costs and Expenses	13,257	10,228	25,921	18,566
CRUDE OIL GATHERING SEGMENT OPERATING INCOME	$7,688	$5,845	$16,715	$11,609

TERMINALLING, TRANSPORTATION AND STORAGE
Terminalling:
Terminalling revenues	$32,879	$17,703	$59,422	$28,917
Terminalling throughput (bpd) (i)	429,880	357,061	410,818	307,174
Average terminalling revenue per barrel (j)	$0.84	$0.54	$0.80	$0.52
Pipeline transportation:
Pipeline transportation revenues	$2,834	$1,770	$4,841	$3,378
Pipeline transportation throughput (bpd)	85,476	95,451	88,005	93,053
Average pipeline transportation revenue per barrel (j)	$0.36	$0.20	$0.30	$0.20
Storage:
Storage revenues	$3,217	$1,339	$4,598	$2,678
Storage capacity reserved (shell capacity barrels) (i)	1,511,000	878,000	1,196,000	878,000
Storage revenue per barrel on shell capacity (per month) (j)	$0.71	$0.51	$0.64	$0.51
Total Revenues (a)	38,930	20,812	68,861	34,973
Costs and Expenses:
Operating and maintenance expenses	10,192	5,171	16,293	11,413
Depreciation and amortization expenses	5,309	2,096	8,384	4,124
General and administrative expenses (a)	1,739	660	2,781	1,365
Loss on asset disposals	—	—	164	236
Total Costs and Expenses	17,240	7,927	27,622	17,138
TERMINALLING, TRANSPORTATION AND STORAGE SEGMENT OPERATING INCOME	$21,690	$12,885	$41,239	$17,835

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Capital Expenditures		(includes Predecessors)		(includes Predecessors)
Expansion	$17,997	$34,889	$26,337	$46,807
Maintenance (f)	4,246	1,690	6,142	2,754
Total Capital Expenditures	$22,243	$36,579	$32,479	$49,561

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
General and Administrative Expenses (a)		(includes Predecessors)		(includes Predecessors)
Crude Oil Gathering	$761	$607	$1,455	$1,318
Terminalling, Transportation and Storage	1,739	660	2,781	1,365
Unallocated	4,104	2,465	8,421	4,624
Total General and Administrative Expenses	$6,604	$3,732	$12,657	$7,307

TESORO LOGISTICS LP
BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$75,837	$19,290
Total Assets	1,187,890	363,178
Debt, less current maturities	902,556	353,922
Total Equity (Deficit)	232,075	(18,123)
Working Capital	61,394	11,091

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited)
(In thousands)

Tesoro Logistics LP Three Months Ended March 31, 2013
Reconciliation of EBITDA to Net Income:
Net income	$18,678
Depreciation and amortization expenses	4,081
Interest and financing costs, net	5,604
Interest income	(23)
EBITDA (e)	$28,340

Carson Terminal Assets and Northwest Products System Assets Three Months Ended June 30, 2013
Reconciliation of EBITDA to Net Income:
Net income	$3,232
Depreciation and amortization expenses	2,214
EBITDA (e)	$5,446

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited)
(in millions)

Carson Logistics Assets - Tranche 1
Reconciliation of Forecasted EBITDA to Forecasted Net Income:
Forecasted net income	$19 - 24
Add: Depreciation and amortization expenses	18
Add: Interest and financing costs, net (k)	23
Forecasted EBITDA (e)	$60 - 65

Northwest Products System Twelve months post-closing
Reconciliation of Forecasted EBITDA to Forecasted Net Income:
Forecasted net income (loss)	$0 - 5
Add: Depreciation and amortization expenses	18
Add: Interest and financing costs, net (k)	12
Forecasted EBITDA (e)	$30 - 35

_____________

(a)
See discussion of the factors affecting comparability noted on page 3. The Partnership's results of operations may not be comparable to the Predecessors' historical results of operations for the reasons described below:

•    Revenues - There are differences in the way our Predecessors recorded revenues and the way the Partnership records revenues after completion of the acquisitions of the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility as discussed under "Factors Affecting Comparability."
•General and Administrative Expenses - Our Predecessor’s general and administrative expenses include direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services, such as treasury, accounting and legal services. These expenses were charged, or allocated, to our Predecessors based on the nature of the expenses.

(b)
General and administrative expenses includes transactions costs related to acquisitions, including costs to integrate the businesses, of $1.9 million and $0.8 million in the three months ended June 30, 2013 and 2012, respectively, and $4.1 million and $0.9 million in the six months ended June 30, 2013 and 2012, respectively.

(c)
Net interest and financing costs are higher in the three and six months ended June 30, 2013 as a result of the senior notes issued in September 2012 and borrowings on the revolving credit facility to fund the acquisition of the Carson Terminal Assets.

(d)
We base our calculation of net income per unit, including the allocation of distributions greater than earnings, on the weighted-average number of common and subordinated limited partner units outstanding during the period. Therefore, as a result of the January Offering and units issued to Tesoro in the Carson Terminal Assets Acquisition, net income per common and subordinated limited partner units will not agree.

(e)
We define earnings before interest, income taxes, depreciation and amortization expenses (“EBITDA”) as net income before depreciation and amortization expenses, net interest and financing costs and interest income. We define distributable cash flow as EBITDA less maintenance capital expenditures and net interest and financing costs, plus reimbursement by Tesoro for certain maintenance capital expenditures, non-cash unit-based compensation expense, loss on asset disposals, interest income and the change in deferred revenue. EBITDA and distributable cash flow are not measures prescribed by U.S. GAAP (“non-GAAP”) but are supplemental financial measures that are used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects, and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash from operating activities. EBITDA should not be considered as an alternative to U.S. GAAP net income or net cash from operating activities. EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income and net cash from operating activities.
We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating. The U.S. GAAP measure most directly comparable to distributable cash flow is net income.
These non-GAAP financial metrics should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Our definitions of these non-GAAP financial metrics may not be comparable to similarly titled measures of other companies, because they may be defined differently by other companies in our industry, thereby limiting their utility.

(f)	Maintenance capital expenditures include expenditures required to maintain equipment, ensure the reliability, integrity and safety of our tankage and pipelines and address environmental regulations.

(g)	Certain prior year balances in the distributable cash flow calculation have been aggregated or disaggregated in order to conform to current year presentation.
(h)    Also includes barrels that were gathered and then delivered into our High Plains Pipeline by truck.

(i)
Pipeline and trucking throughput volumes were higher in the three and six months ended June 30, 2013 primarily as a result of increased demand driven by the expansion at Tesoro’s North Dakota refinery in the third quarter of 2012. Terminalling throughput volumes were higher in the three and six months ended June 30, 2013 primarily as a result of additional volumes from the recent acquisition from Tesoro and the acquisition of the Northwest Products System from Chevron. In addition, higher affiliate demand in the six months ended June 30, 2013 at our Martinez marine terminal due to a turnaround at Tesoro’s Martinez refinery in the first quarter of 2012 also contributed to the increase. Reserved storage capacity increased in the three and six months ended June 30, 2013 as a result of the new commercial agreements with Tesoro that went into effect at the time of the recent acquisition from Tesoro.

(j)
Management uses average revenue per barrel and storage revenue per barrel on shell capacity to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). We calculate storage revenue per barrel on shell capacity as revenue divided by number of months in the period divided by shell capacity barrels. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(k)	Forecasted net interest and financing costs assume an equal split of debt and equity financing.